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                                                                  EXHIBIT (a)(2)

                           CENTURY PROPERTIES FUND XIX
                     C/O FOX CAPITAL MANAGEMENT CORPORATION
                         55 Beattie Place, P.O. Box 1089
                        Greenville, South Carolina 29602

                                 April 20, 2005

Dear Limited Partner:

         We previously sent to you a letter dated April 8, 2005 regarding an unsolicited tender offer to buy units of limited partnership interest ("Units") in Century Properties Fund XIX (the "Partnership") initiated by Accelerated High Yield Institutional Investors, Ltd., L.P., MacKenzie Specified Income Fund, MP Falcon Fund, LLC, Accelerated High Yield Institutional Fund, Ltd., L.P., MPF Dewaay Premier Fund 2 LLC, MPF Income Fund 20, LLC, MP Value Fund 7, LLC, MacKenzie Patterson Special Fund 8, MPF Acquisition Co 3, LLC, Moraga Gold, LLC, Steven Gold, MPF-NY 2005, LLC, and MacKenzie Patterson Fuller, Inc. (collectively, the "MacKenzie Group").

         Our previous letter incorrectly stated that the Partnership's term expires on December 31, 2007. Rather, the Partnership's term expires on December 31, 2024.

         Each limited partner should make its own decision as to whether or not it should tender or refrain from tendering its Units in an offer in light of its unique circumstances, including (i) its investment objectives, (ii) its financial circumstances including the tolerance for risk and need for liquidity,
(iii) its views as to the Partnership's prospects and outlook, (iv) its own analysis and review of all publicly available information about the Partnership,
(v) other financial opportunities available to it, (vi) its own tax position and tax consequences, and (vii) other factors that the limited partner may deem relevant to its decision. Under any circumstances, limited partners should be aware that a sale of their Units in the Partnership will have tax consequences that could be adverse.

         PLEASE CONSULT WITH YOUR TAX ADVISOR ABOUT THE IMPACT OF A SALE ON YOUR OWN PARTICULAR SITUATION AND THE EFFECT OF ANY NEGATIVE CAPITAL ACCOUNTS.

         If you need further information about your options, please contact Martha Long at AIMCO Properties at (864) 239-1000. You can also contact The Altman Group, Inc., 1275 Valley Brook Avenue, Lyndhurst, New Jersey 07071, and its toll free telephone number is (800) 217-9608. The facsimile number of The Altman Group, Inc. is (201) 460-0050.

                                   Sincerely,

                                   Fox Partners II, General Partner
                                   By:  Fox Capital Management Corporation, Its
                                   Managing General Partner